Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into this 15th day of May, 2026, by and between Altria Group, Inc., a Virginia corporation (the “Company”), and William F. Gifford, Jr. (“Gifford”).
RECITALS
Gifford was previously employed as Director and Chief Executive Officer of the Company.
Gifford retired from the Company effective May 14, 2026 (the “Retirement Date”). The Company and Gifford have entered into an Agreement and General Release of even date herewith (the “Separation Agreement”).
The Company, in recognition of Gifford’s ability to provide critical advice to its new Chief Executive Officer, desires to retain Gifford to render certain consulting services to the Company for seven and one-half (7.5) months after his retirement from the Company on the terms and conditions set forth in this Agreement, and Gifford desires to be retained by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the foregoing and mutual covenants set forth below, the Company and Gifford agree as follows:
1.Duties and Engagement. During the Term (defined below), Gifford agrees to render consulting services to the Company on such matters as the Board of Directors or Chief Executive Officer may request within Gifford’s knowledge and experience related to the business of the Company, including its subsidiaries affiliates, and joint ventures (collectively, the “Services”). The Services shall include, without limitation, assisting the new Chief Executive Officer with his transition, serving as a strategic advisor to the Chief Executive Officer and other senior management, advising on the Company’s strategic planning process, assisting with preparation for Board meetings, and advising and assisting on such other matters as may be requested by the Board or Chief Executive Officer and agreed to by Gifford, which agreement may not be unreasonably withheld. Notwithstanding the foregoing, Gifford’s level of services shall not exceed twenty (20) percent of the average level of services that Gifford performed over the thirty-six (36) month period immediately preceding the Retirement Date, consistent with the parties’ intent that Gifford’s retirement shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.
2.Effective Date and Term. The term of this Agreement shall commence on May 15, 2026 and shall end on December 31, 2026, unless earlier terminated as provided in Section 9 of this Agreement (the “Term”). If the Company wishes to renew this Agreement, it shall inform Gifford in writing at least 30 days prior to the expiration of the Term. By mutual written agreement, this Agreement or any extension thereof may be renewed for additional terms and under such conditions as the parties may agree.
3.Compensation. As compensation for Gifford’s performance of the Services and the obligations stated in Section 7, the Company, having obtained the appropriate approvals from the Board of Directors and the Compensation & Talent Development Committee of the Board,

agrees to pay Gifford a monthly rate of Two Hundred Fifty Thousand Dollars ($250,000) per month for 7.5 months, through December 31, 2026. The monthly payment for May 2026 will be prorated. Gifford shall receive no other compensation in connection with his performance of the Services.
4.Travel and Expenses.
(a)The Services shall be rendered at the Company’s corporate headquarters in Richmond, Virginia or at any other mutually agreeable location.
(b)Company will reimburse Gifford at cost (with no mark-up) for travel expenses Gifford incurs in connection with the Services, but only if Gifford complies with this Section.
i.Meals and Incidentals: Company will reimburse Gifford for reasonable meals and incidentals at cost as supported by receipts.
ii.Airfare, Land Transportation and Hotels: Company will reimburse reasonable airfare, land transportation and hotel expenses (including taxes and fees) that are supported by appropriate receipts.
iii.Submission: Gifford must maintain documentation of all travel expenses greater than $50.00 and provide this documentation to Company with submission of expenses. All expenses must be submitted no later than sixty days after the end of the month in which the expenses were incurred.
5.Independent Contractor Status. During the Term and any renewal period, Gifford shall be an independent contractor, and not an employee or agent of the Company or any of its affiliates. Gifford shall not have authority to assume, create or incur any liabilities or obligations of any kind against or on behalf of the Company. Further, Gifford shall not be entitled to any compensation or to participate as an employee in any employee benefit programs of the Company, except those incentive and other payments provided in connection with his separation from the Company and to the extent he is eligible to participate as a retiree of the Company under the Company’s employee benefit plans.
6.Taxes. Gifford acknowledges and agrees that, as an independent contractor, he shall bear sole responsibility for rendering his services, including payments of all taxes and other governmental payments required for anyone to operate a business or consultancy, including without limitation, the payment of all federal, state and local income taxes, self-employment FICA (social security) taxes, and unemployment and workers compensation payments.
7.Confidentiality, Non-Competition and Intellectual Property. As part of the consideration of this Agreement, the parties agree that the Confidentiality and Non-Competition Agreement between Gifford and the Company, dated March 13, 2025 and attached hereto (the “Confidentiality and Non-Competition Agreement”), shall remain in full force and effect except as modified by this Section 7. The parties further agree that:

(a)All obligations Gifford had under the Confidentiality and Non-Competition Agreement as an employee of the Company shall continue to apply during the Term and any renewal period, provided that Gifford shall not be required to devote his full-time efforts to the business of the Company;
(b)The 18-month post-employment restriction period referenced in Paragraphs 6 and 7 of the Confidentiality and Non-Competition Agreement shall commence upon the expiration or earlier termination of this Agreement, but the three-year and 12-month periods referred to in Paragraphs 6(a) and 6(d) of the Confidentiality and Non-Competition Agreement shall be based on Gifford’s Retirement Date;
(c)This Section 7 shall be deemed a proper amendment to the Confidentiality and Non-Competition Agreement; and
(d)This Section 7 shall survive the termination of this Agreement.
8.Indemnification. The Company and Gifford acknowledge and agree that (i) the Company’s Restated Articles of Incorporation (“Articles”) provide for the exculpation, indemnification and the advancement and reimbursement of legal and other expenses for former officers and directors among other eligible persons; and (ii) in Gifford’s capacity as a consultant under the Consulting Agreement, the Company shall (a) provide for Gifford’s exculpation and indemnification and the advancement and reimbursement of his legal and other expenses to the full extent that the Articles provide such protection to the Company’s officers, and (b) maintain liability insurance coverage for Gifford to the full extent that the Company provides such coverage to its officers.
9.Termination. This Agreement will terminate and be of no further force or effect upon the occurrence of any of the following events:
(a)Gifford dies;
(b)The Company, by written notice to Gifford, terminates this Agreement due to Gifford’s Disability. As used in this Agreement, “Disability” shall mean a permanent and total disability within the meaning of the Company’s Long-Term Disability Plan for Salaried Employees.
(c)The Company terminates this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean: (i) Gifford’s conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of the Services or moral turpitude; (ii) the willful failure of Gifford to substantially perform the Services (other than any such failure resulting from illness, injury, or Disability); (iii) Gifford has willfully engaged in misconduct which has, or can reasonably be expected to have, a material adverse effect on the Company or its businesses; or (iv) Gifford has materially breached his obligations under Section 7 of this Agreement, the Confidentiality and Non-Competition Agreement, or the Separation Agreement. For purposes of this section, the Company, in its reasonable discretion, shall determine whether any action or failure to act by Gifford is deemed willful; provided, however, that no act or failure to act by Gifford shall be deemed considered willful unless he acted in bad faith or without a reasonable belief that his act or omission was in the best interest of the Company;
(d)The Company terminates this Agreement for any reason other than for Cause or Disability, which the Company may do at any time;
(e)Gifford voluntarily terminates his services due to a material default by the Company in the performance of any of its obligations under this Agreement, which default remains unremedied by the Company for a period of 15 days following its receipt of written notice by Gifford (“Good Reason”); or
(f)Gifford voluntarily terminates his services for any reason other than Good Reason, which Gifford may do at any time with at least 30 days’ advance notice to the Company.
10.Effects of Termination.
(a)If the Agreement is terminated under Section 9(a), 9(b), 9(d) or 9(e) of this Agreement, the Company shall perform all of its obligations under Section 3 of this Agreement.
(b)If the Agreement is terminated under Section 9(c) or 9(f) of this Agreement, the Company has no further obligations under Section 3 of this Agreement.
11.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
12.Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid to the intended recipient as set forth:
If to Gifford to his current residence maintained in the Company’s records.
If to the Company, to:
Mr. Charles N. Whitaker
Altria Group, Inc.
6601 W. Broad St.
Richmond, Virginia 23230
Any party may send any notice or other communication hereunder to the intended recipient at the address above using any other means (including personal delivery, overnight delivery, or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.
13.Entire Agreement. This Agreement, the Separation Agreement and the Confidentiality and Non-Competition Agreement set forth the entire agreement between the parties, and except as otherwise provided herein, fully supersede any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this

Agreement. This Agreement may not be changed, modified or terminated, in whole or in part, except by an instrument in writing signed by the parties hereto.
14.Choice of Law. This Agreement shall be deemed performable by all parties in the Commonwealth of Virginia, and the construction and enforcement of this Agreement shall be governed by Virginia law without regard to its conflict of laws rules.
15.Binding Effect of Agreement. This Agreement shall be binding upon Gifford, the Company, and their heirs, administrators, representatives, executors, successors and permitted assigns.
The parties have duly executed this Agreement as of the date first written above.

ALTRIA GROUP, INC.

By: /s/ CHARLES N. WHITAKER
Charles N. Whitaker
Senior Vice President, Chief Human Resources Officer and Chief Compliance Officer, Altria Group, Inc., on behalf of the Company.

/s/ WILLIAM F. GIFFORD, JR.
William F. Gifford, Jr.

5